Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com
Compass Diversified Holdings Reports Fourth Quarter and
Full Year 2018 Financial Results
Achieves Highest Full Year CAD Since Going Public
Westport, Conn., February 27, 2019 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three and twelve months ended December 31, 2018.

Fourth Quarter 2018 Highlights

•
Generated Cash Provided by Operating Activities of $55.7 million for the fourth quarter of 2018 and $114.5 million for the full year 2018, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $22.9 million for the fourth quarter of 2018 and $93.7 million for the full year 2018;

•	Reported net loss of $6.5 million for the fourth quarter of 2018 and $1.8 million for the full year 2018;

•
Paid a fourth quarter 2018 cash distribution of $0.36 per share on CODI’s common shares in January 2019, bringing cumulative distributions paid to $17.5152 per common share since CODI’s IPO in May of 2006;

•	Paid a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares in January 2019;

•	Paid a quarterly cash distribution of $0.4921875 per share on the Company's 7.875% Series B Preferred Shares in January 2019;

•
Subsequent to year end, entered into a definitive agreement to sell CODI’S majority owned subsidiary, FHF Holdings Ltd. (“Manitoba Harvest”), to Tilray Inc. for an aggregate sales price of up to C$419 million.

“We continued to provide shareholders with a sizeable distribution in 2018, backed by our diverse and uncorrelated middle market businesses and our highest CAD since going public,” said Elias Sabo, CEO of Compass Diversified Holdings. “During the year, we also took important steps to build long-term and sustainable value in CODI and its leading subsidiaries.”

Mr. Sabo continued, “We made important investments in our branded consumer businesses to complement growing cash flows in CODI’s industrial businesses and to further drive long-term profitability. We also capitalized on compelling market opportunities, completing a total of six add-on and platform acquisitions to further enhance our earnings power. Complementing this success, we strengthened our liquidity position and capital structure, without diluting shareholders."
Mr. Sabo concluded, “We are pleased to have commenced 2019 by entering into an agreement to monetize Manitoba Harvest at a highly attractive valuation, highlighting our proven investment model and success creating significant value for shareholders. The sale of Manitoba will significantly increase our total realized gains and we intend to deploy the net proceeds towards repaying our revolving credit facility. As we progress through a robust market, we intend to pursue select add-on and platform acquisitions while continuing to opportunistically consider divestitures, consistent with our success realizing sizeable total gains. With a diversified group of leading niche industrial and branded consumer subsidiaries, we also remain well positioned to continue to provide shareholders with sizeable distributions.”

Operating Results
For the quarter ended December 31, 2018, CODI generated Cash Provided by Operating Activities of $55.7 million, as compared to Cash Provided by Operating Activities of $22.5 million for the quarter ended December 31, 2017. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $22.9 million for the quarter ended December 31, 2018, as compared to $25.6 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended December 31, 2018 and December 31, 2017 were 59.9 million.

For the year ended December 31, 2018, CODI generated Cash Provided by Operating Activities of $114.5 million, as compared to Cash Provided by Operating Activities of $81.8 million for the year ended December 31, 2017. CODI reported Cash Flow of $93.7 million for the year ended December 31, 2018, as compared to $92.2 million for the prior year. CODI’s weighted average number of shares outstanding for the twelve month periods ended December 31, 2018 and December 31, 2017 were 59.9 million.

Cash Flow for the fourth quarter of 2018 reflects year-over-year earnings increases at the Company's Advanced Circuits Arnold Magnetics, and Sterno Group businesses, offset by declines at the Company’s other businesses.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.

Net loss for the quarter ended December 31, 2018 was $6.5 million, as compared to net income of $49.1 million for the quarter ended December 31, 2017. The quarter ended December 31, 2017 included an income tax benefit of $38.7 million primarily related to the enactment of the Tax Cuts and Jobs Act in December 2017, which lowered the U.S. federal corporate income tax rate from 35% to 21%.

For the year ended December 31, 2018, CODI reported a net loss of $1.8 million. This compared to net income of $33.6 million for the year ended December 31, 2017.

Liquidity and Capital Resources
As of December 31, 2018, CODI had approximately $53.3 million in cash and cash equivalents, $496 million outstanding on its term loan facility, $400 million in Senior Notes and $228 million in outstanding borrowings under its revolving credit facility.

The Company has no significant debt maturities until 2023 and had net borrowing availability of approximately $372 million at December 31, 2018 under its revolving credit facility.

Fourth Quarter 2018 Distributions
On January 3, 2019, CODI’s Board of Directors (the “Board”) declared a fourth quarter distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The cash distribution was paid on January 24, 2019 to all holders of record of Common Shares as of January 17, 2019. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $17.5152 per common share.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Preferred Shares”). The distribution on the Preferred Shares covered the period from and including October 30, 2018, up to, but excluding, January 30, 2019. The distribution for such period was paid on January 30, 2019 to all holders of record of Preferred Shares as of January 15, 2019.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company's 7.875% Series B Preferred Shares (the "Series B Preferred Shares"). The distribution on the Series B Preferred Shares covered the period from and including October 30, 2018, up to, but excluding, January 30, 2019. The distribution for such period was paid on January 30, 2019 to all holders of record of Series B Preferred Shares as of January 15, 2019.

Conference Call
Management will host a conference call on Thursday, February 28, 2019 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 9769716. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through March 7, 2019. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 9769716.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.
CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our ten majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest);

•
The manufacture and marketing of portable food warming fuels for the hospitality and consumer markets, flameless candles and house and garden lighting for the home decor market, and wickless candle products used for home decor and fragrance systems (The Sterno Group); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor)

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2018 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
(in thousands)
Assets
Current assets
Cash and cash equivalents	$53,326	$39,885
Accounts receivable, net	272,403	215,108
Inventories	318,873	246,928
Prepaid expenses and other current assets	36,583	24,897
Total current assets	681,185	526,818
Property, plant and equipment, net	226,817	173,081
Goodwill and intangible assets, net	1,452,324	1,112,206
Other non-current assets	12,009	8,198
Total assets	$2,372,335	$1,820,303

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$234,996	$191,411
Due to related party	11,443	7,796
Current portion, long-term debt	5,000	5,685
Other current liabilities	7,841	7,301
Total current liabilities	259,280	212,193
Deferred income taxes	74,959	81,049
Long-term debt	1,098,871	584,347
Other non-current liabilities	19,883	16,715
Total liabilities	1,452,993	894,304
Stockholders' equity
Total stockholders' equity attributable to Holdings	859,372	873,208
Noncontrolling interest	59,970	52,791
Total stockholders' equity	919,342	925,999
Total liabilities and stockholders’ equity	$2,372,335	$1,820,303

Compass Diversified Holdings Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2018	2017	2018	2017
Net sales	$452,523	$348,399	$1,691,673	$1,269,729
Cost of sales	304,832	222,468	1,117,485	822,020
Gross profit	147,691	125,931	574,188	447,709
Operating expenses:
Selling, general and administrative expense	97,323	79,382	392,501	318,484
Management fees	11,452	8,385	44,294	32,693
Amortization expense	18,796	12,747	68,076	52,003
Impairment expense	—	8,461	—	17,325
Operating income	20,120	16,956	69,317	27,204
Other income (expense):
Interest expense, net	(20,112)	(5,124)	(55,577)	(27,623)
Loss on investment	—	—	—	(5,620)
Amortization of debt issuance costs	(927)	(1,062)	(3,905)	(4,002)
Other income (expense), net	(3,241)	(316)	(6,335)	2,634
Income (loss) from continuing operations before income taxes	(4,160)	10,454	3,500	(7,407)
Provision (benefit) for income taxes	2,401	(38,677)	6,548	(40,679)
Net income (loss) from continuing operations	(6,561)	49,131	(3,048)	33,272
Gain on sale of discontinued operations, net of tax	93	—	1,258	340
Net income (loss)	(6,468)	49,131	(1,790)	33,612
Less: Income from continuing operations attributable to noncontrolling interest	711	3,129	3,912	5,621
Net income (loss) attributable to Holdings	$(7,179)	$46,002	$(5,702)	$27,991

Basic income (loss) per common share attributable to Holdings
Continuing operations	$(0.25)	$0.53	$(0.44)	$(0.45)
Discontinued operations	—	—	0.02	0.01
	$(0.25)	$0.53	$(0.42)	$(0.44)

Basic weighted average number of common shares outstanding	59,900	59,900	59,900	59,900

Cash distributions declared per Trust common share	$0.36	$0.36	$1.44	$1.44

Compass Diversified Holdings Summarized Statement of Cash Flows

	Year Ended
(in thousands)	December 31, 2018	December 31, 2017
Net cash provided by operating activities	$114,452	$81,771
Net cash used in investing activities	(604,080)	(77,278)
Net cash provided by (used in) financing activities	500,111	(2,588)
Effect of foreign currency on cash	2,958	(1,792)
Net increase in cash and cash equivalents	13,441	113
Cash and cash equivalents — beginning of period	39,885	39,772
Cash and cash equivalents — end of period	$53,326	$39,885

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2018	2017	2018	2017
Net income (loss)	$(6,468)	$49,131	$(1,790)	$33,612
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,697	21,392	120,575	110,051
Impairment expense	—	8,461	—	17,325
Gain on sale of businesses, net	(93)	—	(1,258)	(340)
Amortization of debt issuance costs and original issue discount	1,080	1,286	4,483	5,007
Unrealized (gain) loss on derivatives	2,398	(1,826)	(2,251)	(648)
Loss on investment in FOX	—	—	—	5,620
Noncontrolling stockholder charges	1,281	2,075	8,975	7,027
Excess tax benefit on stock compensation	—	—	—	(417)
Provision for loss on receivables	(26)	(346)	433	3,964
Other	961	(101)	1,007	393
Deferred taxes	(2,850)	(41,492)	(9,472)	(59,429)
Changes in operating assets and liabilities	26,700	(16,045)	(6,250)	(40,394)
Net cash provided by operating activities	55,680	22,535	114,452	81,771
Plus:
Unused fee on revolving credit facility	348	713	1,630	2,856
Successful acquisition costs	348	214	5,343	2,050
Integration services fee (1)	563	375	2,719	3,083
Realized loss from foreign currency effect (2)	2,719	268	4,083	—
Excess tax benefit on stock compensation	—	—	—	417
Changes in operating assets and liabilities	—	16,045	6,250	40,394
Other (3)	4,296	394	5,181	—
Less:
Maintenance capital expenditures (4)	5,425	6,855	27,246	20,270
Payment of interest rate swap	339	914	1,783	3,964
Changes in operating assets and liabilities	26,700	—	—	—
Realized gain from foreign currency effect (2)	—	—	—	3,315
Preferred share distributions	3,781	2,457	12,179	2,457
Earnout provision adjustment	4,800	4,736	4,800	4,736
Other (5)	—	—	—	3,586
Estimated cash flow available for distribution and reinvestment	$22,909	$25,582	$93,650	$92,243

Distribution paid in April 2018/ 2017	$—	$—	$21,564	$21,564
Distribution paid in July 2018/ 2017	—	—	21,564	21,564
Distribution paid in October 2018/ 2017	—	—	21,564	21,564
Distribution paid in January 2019/ 2018	21,564	21,564	21,564	21,564
	$21,564	$21,564	$86,256	$86,256

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)	Includes $4.2 million in additional reserves established during the fourth quarter of 2018 for slow moving inventory acquired prior to our ownership of 5.11.

(4)
Excludes growth capital expenditures of approximately $3.3 million and $6.8 million for the three months ended December 31, 2018 and 2017, and $22.5 million and $24.3 million for the year ended December 31, 2018 and 2017, respectively.

(5)	Includes amounts for the establishment of additional accounts receivable reserves related to a retail customer who filed bankruptcy during the first and third quarter of 2017.